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EXHIBIT 12
Computation of Ratio of Earnings to Fixed Charges


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
                                                                Year           Year           Year           Year            Year
                                                               Ended          Ended          Ended          Ended           Ended
                                                         December 31    December 31    December 31    December 31     December 31
                                                       ----------------------------------------------------------------------------
(Dollars in Thousands)                                          1994           1993           1992           1991            1990
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
EARNINGS
 1. Net income from continuing operations before
    cumulative effect                                  $     313,500     $  360,700     $  213,000     $  263,400      $   84,000
 2. Applicable income taxes                                  191,800        198,600        115,700         30,300           6,500
                                                       ----------------------------------------------------------------------------
 3. Income before taxes (1 + 2)                        $     505,300     $  559,300     $  328,700     $  293,700      $   90,500
                                                       ============================================================================
 4. Fixed charges:
    a. Interest expense excluding interest
       on deposits                                     $     271,400     $  148,000     $  155,400     $  228,300      $  438,900
    b. Portion of rents representative of
       interest and amortization of debt expense              30,200         34,800         36,700         34,400          36,800
                                                       ----------------------------------------------------------------------------
    c. Fixed charges excluding interest on
       deposits (4a + 4b)                                    301,600        182,800        192,100        262,700         475,700
    d. Interest on deposits                                  597,300        648,300        797,700      1,125,900       1,405,400
                                                       ----------------------------------------------------------------------------
    e. Fixed charges including interest on
       deposits (4c + 4d)                              $     898,900     $  831,100     $  989,800     $1,388,600      $1,881,100
                                                       ============================================================================
 5. Amortization of interest capitalized               $       4,800     $    4,900     $      300     $      300      $      300
 6. Earnings excluding interest on
    deposits (3 + 4c + 5)                                    811,700        747,000        521,100        556,700         566,500
 7. Earnings including interest
    on deposits (3 + 4e + 5)                               1,409,000      1,395,300      1,318,800      1,682,600       1,971,900
 8. Fixed charges excluding interest on
    deposits (4c)                                            301,600        182,800        192,100        262,700         475,700
 9. Fixed charges including interest
    on deposits (4e)                                         898,900        831,100        989,800      1,388,600       1,881,100

RATIO OF EARNINGS TO FIXED CHARGES
10. Excluding interest on deposits (line 6/line 8)              2.69           4.09           2.71           2.12            1.19
11. Including interest on deposits (line 7/line 9)              1.57           1.68           1.33           1.21            1.05
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